August 1, 2007

To the Board of Directors of ProtoKinetix, Inc.:

I, Mark L. Baum, Esq., hereby tender my resignation from the position of interim President and Director of ProtoKinetix, Inc. (the “Company”), effective immediately. My resignation is not because of any disagreement with the Company on any matters relating to the Company’s operations, policies, disclosures and/or practices.

Best regards,

/s/ Mark L. Baum, Esq.
_____________________
Mark L. Baum, Esq.